Filed Pursuant to Rule 433
                                                         File No.: 333-132319-05


The depositor has filed a registration statement (including a core prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the core prospectus dated March 29, 2007 in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The file number for the depositor's registration statement is No. 333-132319. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the core prospectus if you request it by calling 1-877-858-5407.

                      CRMSI 2007-2 Series overview - the Certificates

Offered by this prospectus
          |
          |     Principal
          |     balance at
          |    cut-off date,    Annual interest        Special        Expected rating      Subordinated
Class     |     +/- up to 5%         rate(1)           features          S&P/Moody's             to
------------------------------------------------------------------------------------------------------------
A-1a      |  $62,000,000            5.983%                                AAA/Aaa               N/A
A-1b      |  $244,354,000             (2)           Floating Rate         AAA/Aaa               N/A
A-2       |  $104,317,000           5.977%                                AAA/Aaa               N/A
A-3       |  $86,611,000            6.080%                                AAA/Aaa               N/A
A-4       |  $117,958,000           6.538%                                AAA/Aaa               N/A
A-5       |  $49,274,000            6.652%                                AAA/Aaa               N/A
A-6       |  $73,835,000            6.265%               NAS              AAA/Aaa               N/A
M-1       |  $20,714,000            6.391%                                AA+/Aa1                A
M-2       |  $18,124,000            6.440%                                AA/Aa2              A, M-1
M-3       |  $11,220,000            6.490%                                AA-/Aa3           A, M-1, M-2
M-4       |  $10,357,000            6.589%                                 A+/A1         A, M-1, M-2, M-3
M-5       |  $9,493,000             6.787%                                 A/A2          A, M-1, M-2, M-3,
          |                                                                                     M-4
M-6       |  $8,631,000             6.886%                                 A-/A3         A, M-1, M-2, M-3,
          |                                                                                  M-4, M-5
M-7       |  $6,905,000             7.000%                               BBB+/Baa1       A, M-1, M-2, M-3,
          |                                                                                M-4, M-5, M-6
M-8       |  $4,315,000             7.000%                               BBB/Baa2        A, M-1, M-2, M-3,
          |                                                                             M-4, M-5, M-6, M-7
M-9       |  $8,631,000             7.000%                               BBB-/Baa3       A, M-1, M-2, M-3,
                                                                                          M-4, M-5, M-6,
                                                                                             M-7, M-8

-----------------
(1)  Increases after the earliest date on which the clean-up call may be exercised. Limited at all times by net WAC rate. See "Distributions of interest".

(2) Interest will accrue on the class A-1b Certificates during each interest accrual period at a per annum rate equal to the sum of one-month LIBOR plus
     0.09% (the class A-1b margin), subject to the net WAC rate, as described under "Distributions of interest" in this supplement. With respect to the first interest accrual period, interest will accrue on the class A-1b
     Certificates at a per annum rate equal to 5.410%. During each interest accrual period relating to the distribution days after the earliest date on which the clean-up call may be exercised, the class A-1b margin will increase to 0.18%, if the clean-up call right is not exercised.

Not offered by this prospectus(3)
CE                 N/A                N/A         Excess Cash Flow          N/A          A, M-1, M-2, M-3,
                                                                                          M-4, M-5, M-6,
                                                                                           M-7, M-8, M-9
R                  N/A                N/A             Residual              N/A                 N/A

-----------------
(3)  Initially retained by the depositor.